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                                                                  EXHIBIT (c)(1)



                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                 SER SYSTEME AG

                         SERSYS ACQUISITION CORPORATION

                                       and

                             EIS INTERNATIONAL, INC.

                          Dated as of December 17, 1999


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                                TABLE OF CONTENTS

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                                                                                              Page
                                                                                              ----

ARTICLE I  THE OFFER AND THE MERGER..................................................1

    1.1     The Offer................................................................1
    1.2     Company Action...........................................................3
    1.3     Directors................................................................3
    1.4     The Merger...............................................................4
    1.5     Closing..................................................................5
    1.6     Effective Time...........................................................5
    1.7     Effects of the Merger....................................................5
    1.8     Conversion of Company Common Stock.......................................5
    1.9     Options..................................................................6
    1.10    Certificate of Incorporation.............................................6
    1.11    Bylaws...................................................................6
    1.12    Directors and Officers of Surviving Corporation..........................7
    1.13    Alternate Transaction Structures, Etc....................................7

ARTICLE II  EXCHANGE OF SHARES.......................................................7

    2.1     Establishment of Exchange Fund...........................................7
    2.2     Exchange of Shares.......................................................7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF COMPANY...............................9

    3.1     Corporate Organization...................................................9
    3.2     Capitalization..........................................................10
    3.3     Authority; No Violation.................................................11
    3.4     Consents and Approvals..................................................12
    3.5     Regulatory Reports......................................................12
    3.6     Broker's Fees...........................................................12
    3.7     Absence of Certain Changes or Events....................................13
    3.8     Legal Proceedings.......................................................13
    3.9     Taxes and Tax Returns...................................................13
    3.10    ERISA and Employee Matters..............................................14
    3.11    SEC Reports.............................................................17
    3.12    Financial Statements....................................................17
    3.13    Licenses; Compliance with Applicable Law................................17
    3.14    Certain Contracts.......................................................17
    3.15    [Reserved]..............................................................18
    3.16    Investment Securities...................................................18
    3.17    [Reserved]..............................................................18
    3.18    Undisclosed Liabilities.................................................18
    3.19    Environmental Liability.................................................18
    3.20    Information Supplied....................................................19
    3.21    State Takeover Laws; Rights Agreement...................................19
    3.22    Insurance...............................................................19

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
    3.23    Year 2000 Compliance....................................................19
    3.24    Intellectual Property...................................................20
    3.25    Opinion of the Company's Financial Advisor..............................22

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB........................22

    4.1     Corporate Organization..................................................22
    4.2     Authority; No Violation.................................................23
    4.3     Consents and Approvals..................................................23
    4.4     Broker's Fees...........................................................24
    4.5     Funds...................................................................24
    4.6     Information Supplied....................................................24

ARTICLE V  COVENANTS RELATING TO CONDUCT OF BUSINESS................................24

    5.1     Conduct of Company Businesses Prior to the Effective Time...............24
    5.2     Forbearances of Company.................................................24

ARTICLE VI  ADDITIONAL AGREEMENTS...................................................27

    6.1     Company Stockholders Meeting; Preparation of Proxy Statement............27
    6.2     Reasonable Best Efforts.................................................27
    6.3     Access to Information...................................................28
    6.4     Indemnification; Directors' and Officers' Insurance.....................29
    6.5     Employee Benefits.......................................................29
    6.6     Advice of Changes.......................................................30
    6.7     Exclusive Negotiations..................................................30
    6.8     No Solicitation.........................................................30
    6.8     Publicity...............................................................32
    6.9     State Takeover Statutes.................................................32
    6.10    Payment of Bonuses......................................................32

ARTICLE VII  CONDITIONS PRECEDENT...................................................33

    7.1     Conditions to Each Party's Obligation To Effect the Merger..............33

ARTICLE VIII  TERMINATION AND AMENDMENT.............................................34

    8.1     Termination.............................................................34
    8.2     Effect of Termination...................................................35
    8.3     Amendment...............................................................36
    8.4     Extension; Waiver.......................................................36

ARTICLE IX  GENERAL PROVISIONS......................................................36

    9.1     Nonsurvival of Representations, Warranties and Agreements...............36
    9.2     Expenses................................................................36
    9.3     Notices.................................................................37
    9.4     Interpretation..........................................................38


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
    9.5     Counterparts............................................................38
    9.6     Entire Agreement........................................................38
    9.7     Governing Law, Jurisdiction and Venue...................................38
    9.8     Severability............................................................38
    9.9     Assignment; Third Party Beneficiaries...................................38
    9.10    Enforcement.............................................................39

            Annex I   -   Conditions of the Offer
            Annex II  -   Certificate if Incorporation of Surviving Corporation
            Annex III -   Bylaws of Surviving Corporation
            Annex IV  -   Stock Option Plan


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                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of December 17, 1999 (this "Agreement") is entered into by and among SER SYSTEME AG, a German corporation ("Parent"), SERSYS ACQUISITION CORPORATION ("Sub"), a Delaware corporation that is a wholly owned subsidiary of SER (USA), INC. ("SER USA"), a Delaware corporation that is a wholly owned subsidiary of Parent, and EIS INTERNATIONAL, INC., a Delaware corporation ("Company").

        WHEREAS, the respective Boards of Directors of Parent, Sub and Company have determined that the Offer (as defined in Section 1.1) and (ii) the merger of Sub with and into Company (the "Merger") following the consummation of the Offer, with Company as the surviving corporation (the "Surviving Corporation"), each upon the terms and subject to the conditions set forth in this Agreement, are advisable and fair to, and in the best interests of, their respective stockholders;

        WHEREAS, as an inducement and condition to Parent and Sub entering into this Agreement, and concurrently with the execution of this Agreement, certain entities, individuals, directors and executive officers of Company are executing and delivering to Parent a Tender and Voting Agreement (the "Support Agreement") dated as of the date hereof, which provides, among other things that such parties agree to tender their shares of Company Common Stock in the Offer and, to vote such shares in favor of the Merger and the approval and adoption of this Agreement;

        WHEREAS, as an inducement and condition to Parent and Sub entering into this Agreement, and concurrently with the execution of this Agreement, James E. McGowan and Frederick C. Foley are each executing and delivering to Parent an employment agreement dated as of the date hereof and to be effective from and after the consummation of the Offer; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Offer and the Merger and also to prescribe certain conditions therefor.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                            THE OFFER AND THE MERGER

        1.1 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, Parent shall cause Sub to, and Sub shall, as soon as practicable after the date hereof, but in any event within five (5) business days after the public announcement of the execution hereof, commence (within the meaning of Rule 14d-2(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), a tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $0.01 per share, of Company (the "Company Common Stock") at a price of $6.25 per share (the "Per Share Price"), net to the sellers in cash, subject to the conditions set forth in Annex I hereto and incorporated herein by reference (the "Offer Conditions") including the Minimum Condition (as defined therein).

                (b) The Offer shall be made by means of an offer to purchase which shall contain as conditions only the Offer Conditions and, subject to the next succeeding sentence, shall otherwise contain, and be consistent with, the terms and conditions of the Offer as described in this Agreement. Each of Sub and Parent expressly reserves the right, in its sole discretion, to waive any such condition and make any other changes to the terms of the Offer; provided, that, without the consent of Company, neither Parent nor Sub shall amend or waive the Minimum Condition, change the form of consideration to be paid in the Offer, decrease the Per Share Price or the number of shares of Company Common Stock sought, impose additional conditions to the Offer, or amend any other condition of the Offer in any manner adverse to the holders of the shares of Company Common Stock. The Per Share Price shall be net to the sellers in cash, without interest, subject to reduction only for any applicable withholding taxes. Notwithstanding the foregoing, Sub may, without the consent of Company, (i) extend the Offer on one or more occasions for up to ten (10) business days for each such extension beyond the then-scheduled expiration date (the initial scheduled expiration date being twenty (20) business days following commencement of the Offer), if at the then-scheduled expiration date of the Offer any of the conditions to Sub's obligation to accept for payment and pay for the shares of Company Common Stock shall not be satisfied or waived, but not later than February 28, 2000, until such time as such conditions are satisfied or waived, and, at the request of Company, Sub shall, subject to Parent's right to terminate this Agreement pursuant to Article VIII, extend the Offer for additional periods ending up to, but not later than, February 28, 2000, if the only condition not satisfied or earlier waived on the then-scheduled expiration date is the HSR Approval Condition (as defined in Annex I hereto), (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) provided that Parent and Sub irrevocably waive the conditions, other than the Minimum Condition, to the Offer set forth in Annex I and agree not to assert such conditions as a basis for not consummating the Offer, extend the Offer for an aggregate period of not more than ten (10) business days beyond the latest expiration date that would otherwise be permitted under clause (i) or
(ii) of this sentence if the Minimum Condition shall have been satisfied but there shall not have been tendered sufficient shares of Company Common Stock so that the Merger could be effected without a vote of Company's stockholders in accordance with Section 253 of the Delaware General Corporation Law (the "DGCL"). Subject to the terms of the Offer, including the Offer Conditions, Sub shall accept for payment and pay for all shares of Company Common Stock duly tendered, and not withdrawn, at the earliest time at which it is permitted to do so under applicable law; provided, that, as set forth above, Sub shall have the right, in its sole discretion, to extend the Offer for up to ten (10) business days notwithstanding the prior satisfaction or waiver of the Offer Conditions, in order to attempt to permit the tender of sufficient shares of Company Common Stock to effect the Merger pursuant to Section 253 of the DGCL. It is agreed that the Offer Conditions other than the Minimum Condition are solely for the benefit of Parent and Sub and that all Offer Conditions may be asserted by Parent or Sub, unless irrevocably waived, regardless of the circumstances resulting in a condition not being satisfied (except for any action or inaction by Sub or Parent constituting a breach of this Agreement) and, except with respect to the Minimum Condition, may be waived by Parent or Sub, in whole or in part at any time and from time to time, in their sole discretion.

                (c) As soon as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2(a) under the Exchange Act), Parent and Sub, with the cooperation of, and subject to the prior review thereof by, Company, shall file with the SEC a Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer that will contain or will incorporate by reference the Offer (or portions thereof) and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and together with the Schedule 14D-1, are referred to herein collectively as the "Offer Documents"). Each of Parent, Sub and Company, with respect to information supplied by it for use in the Offer Documents, agrees promptly to correct the Offer Documents if and to the extent that any of them shall have become false or misleading in any material respect or any event occurs which should be set forth in an amendment or supplement to the Offer Documents, and Sub shall take all steps necessary to cause the Offer Documents as so corrected or supplemented to be filed with the SEC and such Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the reasonable



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opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Parent and Sub shall provide promptly the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments Parent or Sub may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. Parent and Sub shall use their reasonable best efforts to provide the Company and counsel with a reasonable opportunity to participate in all nonconfidential and substantive communications with the SEC and its staff, including any nonconfidential and substantive meetings and telephone conferences, relating to the Offer or this Agreement.

                (d) Parent shall provide to Sub all funds reasonably necessary to consummate the Offer, the Merger and any other transactions contemplated by this Agreement.

        1.2 Company Action. (a) Subject to Section 1.2(b) below, Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation (as defined in Section 3.21).

                (b) On the same day Parent and Sub first file the Schedule 14D-1 with the SEC, Company shall file with the SEC and mail to its stockholders a Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall comply in all material respects with the provisions of applicable federal securities laws. Each of Company, Parent and Sub, with respect to information supplied by it for use in the Schedule 14D-9, agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and mailed to holders of shares of Company Common Stock to the extent required by applicable federal securities laws. The Schedule 14D-9 shall contain the Company Board Recommendation recommending that the holders of shares of Company Common Stock accept the Offer, which recommendation shall not be withdrawn, amended, modified or materially qualified in a manner adverse to Parent (nor shall the Board of Directors of Company publicly announce its intention to do so) except pursuant to Section 6.8(g) hereof. The Parent and its counsel shall be given the reasonable opportunity to review and comment on the
Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. Company shall provide promptly the Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments Parent or Sub may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof. Company shall use its reasonable best efforts to provide Parent and its counsel with a reasonable opportunity to participate in all nonconfidential and substantive communications with the SEC and its staff, including any nonconfidential and substantive meetings and telephone conferences, relating to the 14D-9.

                (c) Company shall promptly furnish, or cause its transfer agent to furnish, to Parent or Sub a list of the record holders of shares of Company Common Stock and their addresses, as well as mailing labels containing the names and addresses of the record holders of such shares, lists of any non-objecting beneficial owners of such shares and lists of securities positions of such shares held in stock depositories, each as of the most recent practicable date, and shall furnish Parent or Sub with such additional information, including updated lists of holders of such shares, mailing labels and lists of securities positions, and other assistance as Parent, Sub or their agents may reasonably request for the purpose of disseminating the Offer Documents and communicating with the record and beneficial holders of shares of Company Common Stock with respect thereto.

        1.3 Directors. (a) Promptly upon the purchase of and payment for shares of Company Common Stock by Sub which represent at least a majority of the shares of Company Common Stock then outstanding, Parent shall be entitled to designate a number of directors on the Board of Directors of Company equal to the product (rounded up to the nearest whole number) of the total number of the directors on such Board (after giving effect to the directors



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elected pursuant to this sentence) multiplied by the percentage that such number of shares owned by Sub and its Affiliates (as defined in Rule 12b-2 of the regulations promulgated under the Exchange Act, "Affiliates") bears to the number of shares of Company Common Stock outstanding. Company shall, to the extent permitted under its Certificate of Incorporation and Bylaws, designate such directors for election to such class of the Company's Board of Directors standing for election on the furthest date from the date of such nomination. Company's obligations under this Section 1.3(a) shall be subject to Section
14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent or Sub will supply Company with, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1. Upon receipt of such information from Parent or Sub, Company shall include in the Schedule 14D-9 (as an annex or otherwise) or a separate Rule 14f-1 information statement mailed to stockholders of Company promptly after the commencement of the Offer the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Board of Directors of Company.

                (b) At the time specified in the first sentence of Section 1.3(a), Company shall, upon request of Parent, use its reasonable best efforts promptly either to increase the size of the Board of Directors of Company or, at Company's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees pursuant to Section 1.3(a) to be so elected or appointed to Company's Board of Directors, and shall cause Parent's designees to be so elected or appointed. Company will use its reasonable best efforts to cause directors designated by Parent to constitute the same percentage as their percentage on the full Board (i) of each committee of its Board of Directors, (ii) of the board of directors of each of its Subsidiaries (as defined in Section 3.1) and (iii) of each committee of each such board, to the extent applicable, provided that in any event, at least one
(1) Parent designee shall be designated to serve on each such Board or committee. Notwithstanding the foregoing, provided that the number of directors which the Parent shall have the ability to designate shall constitute a majority of the board of directors, until the Effective Time (as defined in Section 1.6), Company and Parent shall use reasonable best efforts to retain as members of Company's Board of Directors at least three (3) directors who are directors of Company on the date hereof and who are not designated by Parent or employees of Company or its Subsidiaries (the "Independent Directors"); provided that in the event that the number of Independent Directors shall be reduced below three for any reason whatsoever (other than to allow the Parent the ability to designate a majority of the members of the board of directors), any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Directors for purposes of this Agreement.

                (c) Notwithstanding anything in this Agreement to the contrary, following the election or appointment of Parent's designees to Company's Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required for Company to take action to (i) amend or terminate this Agreement, (ii) exercise or waive any of Company's rights or remedies hereunder, (iii) extend the time for performance of Parent's and Sub's respective obligations hereunder, or (iv) approve any other action by Company that would reasonably be expected to affect adversely the interests of the stockholders of Company (other than Parent, Sub and their Affiliates) with respect to the transactions contemplated hereby.

        1.4 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Effective Time (as defined in Section 1.6), Sub shall merge with and into Company. Company shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Sub shall terminate and the name of the Surviving Corporation shall initially be SERSYS Acquisition Corporation.



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        1.5     Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Washington, D.C. time, on the second (2nd) business day after satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date (as defined below), but subject to satisfaction or waiver of such conditions on the Closing Date) set forth in
Article VII (the "Closing Date"), at the offices of Venable, Baetjer, Howard & Civiletti, LLP, 1201 New York Ave, N.W., Suite 1000, Washington, D.C. 20005, unless another date, time or place is agreed to in writing by the parties hereto. Each of the parties undertakes to use its reasonable best efforts to ensure that the Merger occurs as soon as practicable following the date on which Sub consummates the Offer.

        1.6 Effective Time. Upon the Closing, the parties shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed by Parent and Company and specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        1.7 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL.

        1.8 Conversion of Company Common Stock. At the Effective Time by virtue of the Merger and without any action on the part of Parent, Sub, Company or the holder of any of the following securities:

                (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares of Company Common Stock canceled pursuant to Section 1.8(c), and (y) Dissenting Shares, as defined in Section 1.8(d)) together with the associated right, if any, to purchase Series A Shares or other securities of the Company pursuant to the Rights Agreement, dated as of May 16, 1997 between Company and BankBoston N.A. as rights agent thereunder (the "Rights Agreement") shall be converted into the right to receive cash in an amount equal to the Per Share Price or any higher per share price as may be paid in the Offer, payable to the holder thereof, without interest thereon (the "Merger Consideration").

                (b) All of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "Common Certificate") previously representing any such shares of Company Common Stock (other than shares canceled pursuant to Section 1.8(c) and Dissenting Shares) shall thereafter represent solely the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Common Certificate have been converted pursuant to this Section 1.8.

                (c) All shares of Company Common Stock that are held by Company as treasury stock or by any of Company's wholly owned Subsidiaries shall automatically be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

                (d) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by holders (if any) who have not voted in favor of the Merger or consented thereto in writing and who have demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL and, as of the Effective Time, have not failed to perfect or have not effectively withdrawn or lost their rights to appraisal and payment under Section 262 of the DGCL ("Dissenting



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Shares") shall not be converted into the right to receive the Merger
Consideration as described in Section 1.8(a), but holders of such shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of such Section 262, except that any Dissenting Shares held by a holder who shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under
Section 262 of the DGCL shall thereupon be deemed to have been converted into the right to receive the Merger Consideration and shall no longer be considered Dissenting Shares. Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

                (e) All of the shares of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into a total of 1,000,000 shares of the capital stock of the Surviving Corporation, with such shares to be issued at the Effective Time, and shall constitute the only issued and outstanding capital stock of the Surviving Corporation following the Effective Time.

        1.9 Options. At the Effective Time, each then outstanding option to purchase Company Common Stock, whether or not then vested or exercisable, (each a "Company Option") including without limitation such Company Options granted under the Company's Amended and Restated Stock Option(s) Plan, the 1998 Stock Incentive Plan and the 1993 Stock Option Plan for Non-Employee Directors ( each a "Company Stock Plan" and collectively, the "Company Stock Plans") shall be converted pursuant to the terms of the Company Stock Plan into a right to receive a payment in cash (the "Option Consideration") equal to the product of
(i) the number of shares previously subject to the Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price of each share of Company Common Stock under the Company Option, subject to withholding taxes and without interest. As soon as practicable after the Effective Time, and in any event no more than fifteen (15) calendar days following the Effective Time, the Surviving Corporation shall instruct the Exchange Agent (as defined in Section 2.1) to pay, and the Exchange Agent shall so pay, all amounts due as Option Consideration to the former holders of Company Options as required by this Agreement. Notwithstanding the foregoing, the Parent, Merger Sub and Company acknowledge that there are 7,666 Company Options outstanding under the International Telesystems Corporation ("ITC") Stock Option Plan (the "ITC Plan") which was assumed by the Company in connection with its acquisition of ITC on November 30, 1993) which are not automatically convertible pursuant to the terms of the ITC Plan into the right to receive Option Consideration. The treatment of options under the ITC Plan and the 1993 Employee Stock Purchase Plan ("Stock Purchase Plan") shall be pursuant to section 6.5 hereof.

        1.10 Certificate of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation of Sub, substantially in the form attached hereto as Annex II (provided that such plan shall be amended to increase the number of authorized shares required to adopt the stock option plan pursuant to Section 6.5(b) of this Agreement), shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and by the DGCL.

        1.11 Bylaws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of Sub, substantially in the form attached hereto as Annex III, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein and by the DGCL.



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        1.12    Directors and Officers of Surviving Corporation. At the
Effective Time, the directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation following the Merger, to hold office in accordance with the Surviving Corporation's Bylaws and applicable law.

        1.13 Alternate Transaction Structures, Etc. The parties agree that Parent may at any time change the method of effecting the Offer, including by providing that any other Subsidiary of Parent shall make the Offer, or effect the Merger by merging any direct or indirect wholly owned Subsidiary of Parent with and into Company, or by merging Company with and into such direct or indirect wholly owned Subsidiary, and Company shall cooperate in such efforts, including by entering into any appropriate amendment(s) to this Agreement; provided, however, that such other Subsidiary, if any, shall become a party to, and shall agree to be bound by, the terms of this Agreement, and that any such actions shall not (a) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement, or
(b) materially delay the receipt of any HSR Approval (as defined in Annex I hereto) or the consummation of the transactions contemplated by this Agreement or otherwise adversely affect the interests of the stockholders of the Company (other than Parent, Sub and their affiliates) with respect to the transactions contemplated by this Agreement. The parties also agree to take such actions as Parent may reasonably request to provide for the merger or consolidation of Subsidiaries of Company with other Subsidiaries of Company or of Parent, to be effective at or following the Effective Time.


                                   ARTICLE II

                               EXCHANGE OF SHARES

        2.1 Establishment of Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company, to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration (including any and all Option Consideration). At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates representing the Shares (the "Common Certificates"), for exchange in accordance with this Article II, cash (such cash being hereinafter referred to as the "Exchange Fund") to be paid pursuant to
Section 2.2(a) in exchange for outstanding shares of Company Common Stock and cancellation of the Company Options pursuant to Section 1.9.

        2.2 Exchange of Shares. (a) Within ten (10) days after the Effective Time, the Exchange Agent shall mail to each holder of record as of the Effective Time of one or more Common Certificates (other than with respect to shares of Company Common Stock canceled pursuant to Section 1.8(c)) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Common Certificates shall pass, only upon delivery of the Common Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Common Certificates in exchange for the Merger Consideration. Upon proper surrender of a Common Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, covering such Common Certificate, the holder of such Common Certificate shall be entitled to receive in exchange therefor a check representing the amount of the Merger Consideration, and the Common Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration payable to holders of Common Certificates. As soon as practicable after the Effective Time, and the cancellation of such Company Options pursuant to Section 1.9, the Exchange Agent shall provide for payment by check of the Option Consideration to such former holders of Company Options cancelled pursuant to Section 1.9. No interest will be paid or accrued on the Option Consideration payable to the former holders of Company Options.

                (b) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Common Certificate surrendered in exchange therefor, it shall be a condition to the payment thereof that the Common Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance, delivery or payment of such Merger Consideration to any person other than the registered holder of the Common Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                (c) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Common Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the applicable Merger Consideration as provided in this Article II.

                (d) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company on or after the six (6) month anniversary of the Effective Time shall be paid to Parent. Any stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                (e) In the event any Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Common Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Common Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Certificate the Merger Consideration.

                (f) All cash paid upon the surrender of the Common Certificates and the Rights associated therewith under the Rights Agreement and the cancellation of the Company Options in accordance with the terms of Articles I and II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Company Common Stock theretofore represented by such Common Certificates and the Company Options; subject, however, to the Surviving Corporation's obligation, with respect to shares of Company Common Stock outstanding immediately prior to the Effective Time, to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Company on such shares of Company Common Stock prior to the date of this Agreement and which remain unpaid at the Effective Time.

                (g) The Exchange Agent shall invest the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

        Company hereby represents and warrants to Parent and Sub, except as set forth in the Company disclosure schedule delivered to Parent concurrently herewith (the "Company Disclosure Schedule"), as follows:

        3.1 Corporate Organization. (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction (whether federal, state, local or foreign), in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary except where failure to be so qualified or in good standing would not have a Company Material Adverse Effect (as defined below) on the Company. As used in this Agreement, (i) the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or
(y) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, and (ii) the term "Company Material Adverse Effect" means, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole as of the date of this Agreement (other than any change, event, occurrence or effect (A) disclosed in the Company Disclosure Schedule or in the Management's Discussion and Analysis of Financial Condition and Results of Operations, Company, Business or Financial Statements Sections of the Company Reports filed prior to the date hereof (other than information contained under any "Risk Factor," "Cautionary Statements" or "Factors Affecting Future Results" heading contained therein) or (B) relating to (x) the United States or global economy or securities markets in general, (y) the contact center industry and not specifically relating to the Company or (z) this Agreement or the transactions contemplated hereby or the announcement thereof) or on the ability of the Company to perform its obligations under and to consummate the transactions contemplated by this Agreement on a timely basis. Section 3.1(a) of the Company Disclosure Schedule contains true and complete copies of the Certificate of Incorporation and Bylaws of Company, as in effect as of the date of this Agreement. Such organizational documents are in full force and effect and other than the Rights Agreement no other organizational documents are applicable to or binding upon Company. Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

                (b) Part I of Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of all of Company's Subsidiaries (each a "Company Subsidiary" and collectively the "Company Subsidiaries") and indicates, as to each such Subsidiary the extent to which each Subsidiary is owned by the Company and other Persons. There are no issued and outstanding options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock or other equity securities of each such Subsidiary, nor any contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip on rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof and such shares or other securities are owned by Company or its wholly-owned Subsidiaries except as noted on the Company Disclosure Schedule free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest (a "Lien") with respect thereto. Except where to be so, or have such, would not have a Company Material Adverse Effect, each Company Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. Except for the ownership interests in its Subsidiaries disclosed in Part I of Section 3.1(b) of the Company Disclosure Schedule, Company does not own, directly or indirectly, any capital stock or other ownership interest, and does not have any option or similar right to acquire any equity or other ownership interest, in any entity. The Company and its Subsidiaries do not hold any partnership, joint venture and similar investments, including, without limitation, all such investments in which any Company employee or Affiliate serves as a director. Company has provided to Parent a complete and accurate copy of all such partnership, joint venture or similar agreements to which Company or any Company Subsidiary is a party. Except as disclosed on Section 3.1(b) of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

                (c) Except as required by law, neither the Certificate of Incorporation nor the Bylaws of the Company contains any provision that would require a vote of the Company's stockholders in excess of a majority of the outstanding shares of Company Common Stock in order to approve the Merger in accordance with the terms of this Agreement.

        3.2 Capitalization. The authorized capital stock of Company consists of 2,000,000 shares of preferred stock, $.10 par value per share, 15,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 10,593,869 shares were issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Company Common Stock which are issuable upon exercise of Company Options have been duly authorized and reserved for issuance and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Part I of
Section 3.2 of the Company Disclosure Schedule sets forth, in each case as of the date of this Agreement, (i) the number of shares of Company Common Stock that were reserved for issuance upon the exercise of authorized but unissued stock options pursuant to the Company Stock Plans, and (ii) the number of shares of Company Common Stock issuable upon the exercise of outstanding Company Options pursuant to the Company Stock Plans. Except as set forth in Part I of
Section 3.2 of the Company Disclosure Schedule, no other shares of Company Common Stock or other equity or voting securities of Company were outstanding or reserved for issuance as of the date of this Agreement. Part II of Section 3.2 of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of the holders of Company Options, the date of grant of each Company Option granted and outstanding, the number of shares subject to each such option, the expiration date of each such option, the vesting schedule of each such option and the price at which each such option may be exercised under the applicable Company Stock Plan. Except as set forth in Part III of Section 3.2 of the Company Disclosure Schedule, the Company has not (i) issued any shares of its capital stock or other equity or voting securities or any securities convertible into or exercisable or exchangeable for any shares of its capital stock or other equity or voting securities, other than shares of Company Common Stock issued upon the exercise or conversion of Company Options outstanding as of the date hereof, or (ii) taken any actions which would cause an antidilution adjustment under any outstanding options of Company. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or shares of capital stock or other equity or voting securities of Company or of any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries, other than in connection with the surrender of Company Common Stock as full or partial payment of the exercise price or withholding tax in connection with the exercise of Company Options under the Company Stock Plans. Except as set forth above, there are no agreements or arrangements pursuant to which Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), or other agreements or arrangements with or among any security holders of Company with respect to securities of Company. Except as set forth above, there are no voting, sale, transfer or other similar agreements to which Company or any of its Subsidiaries is a party with respect to the capital stock of Company or its Subsidiaries or any other securities of Company or its Subsidiaries which are convertible or exchangeable into or exercisable for shares of the capital stock of Company or its Subsidiaries. None of the shares of Company Common Stock are held, directly or indirectly, by any of the Company Subsidiaries. Each purchase by the Company or any Subsidiary of any shares of the Company's capital stock has been made in compliance with applicable securities laws and any rules and regulations promulgated thereunder, and no such purchase by the Company has occurred since September 20, 1999.

        3.3 Authority; No Violation. (a) Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Company. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in connection with the Merger (the "Company Stockholder Approval") as may be required under DGCL and as contemplated by this Agreement, no other corporate proceedings on the part of Company and no other votes or consents of any holders of Company securities are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Sub) constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

                (b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement by Company, the consummation by Company of the transactions contemplated hereby, or compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Company or any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, permit, concession, franchise, license, lease, agreement, contract, or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected except, with respect to either (A) or (B), as would not have a Company Material Adverse Effect.

        3.4 Consents and Approvals. Except for (i) the filing of any required applications or notices with other applicable federal, state or foreign governmental agencies or authorities as set forth in Section 3.4 of the Company Disclosure Schedule and approval of such applications and notices (the "Additional Regulatory Approvals"), (ii) the filing with the SEC of a proxy statement, if any, in definitive form relating to the meeting of Company's stockholders to be held in connection with the Merger and as contemplated by this Agreement (the "Proxy Statement"), (iii) the filing with the SEC of the Offer Documents and the Schedule 14D-9, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vi) the Company Stockholder Approval, and (vii) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality (each a "Governmental Entity"), are necessary in connection with the execution and delivery by Company of this Agreement and the consummation by Company of the transactions contemplated by this Agreement. Company has no reason to believe that the HSR Approval (as defined in Annex I hereto) will not be obtained on a timely basis.

        3.5 Regulatory Reports. Except as disclosed in Section 3.5 of the Company Disclosure Schedule, or where failure to do so would not have a Company Material Adverse Effect, Company and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with any federal, state or foreign Governmental Entity (collectively, with the SEC and the Nasdaq Stock Market ("Nasdaq"), "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except as disclosed in Section 3.5 of the Company Disclosure Schedule, and for normal examinations conducted by a Regulatory Agency in the regular course of the business of Company and its Subsidiaries, to the knowledge of Company, no Regulatory Agency has initiated any proceeding or investigation into the business or operations of Company or any of its Subsidiaries since January 1, 1997. Except as set forth in Section
3.5 of the Company Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Company or any of its Subsidiaries except for violations, criticisms or exceptions that would not have a Company Material Adverse Effect.

        3.6 Broker's Fees. Except for the employment of and payments to Updata Capital, Inc. and Innovative Software Engineering Practices, Inc. described in Section 3.6 of the Company Disclosure Schedule, none of Company, any Company Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

        3.7     Absence of Certain Changes or Events. (a) Except as set forth in
Section 3.7(a) of the Company Disclosure Schedule or as disclosed in the Company Reports (as defined herein) filed prior to the date hereof, since September 30, 1999, no event, change or circumstance has occurred which has had, or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

                (b) Since September 30, 1999, other than actions that are not reasonably expected to have a Company Material Adverse Effect, Company and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course consistent with their past practices.

                (c) Except as disclosed in Section 3.7(c) of the Company Disclosure Schedule, or as disclosed in the Company Reports (as defined herein) filed prior to the date hereof, since September 30, 1999, there has not occurred any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.2 without the prior consent of Parent.

        3.8 Legal Proceedings. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there are no suits, actions, counterclaims, proceedings (whether judicial, arbitral, administrative or other) or governmental, or regulatory investigations pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries except as would not have a Company Material Adverse Effect. There is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any of its Subsidiaries.

        3.9 Taxes and Tax Returns. Except as set forth in Section 3.9 of the Company Disclosure Schedule:

                (a) Company and each of its Subsidiaries, and any consolidated, combined or unitary group for tax purposes of which Company or any of its Subsidiaries is or has been a member, has timely and accurately filed all Tax Returns (as defined below) required to be filed by it in the manner provided by law and all such Tax Returns are true, correct and complete in all material respects. Company and each of its Subsidiaries has paid all Taxes (as defined below) due and payable whether or not shown on a Tax Return to be due, other than Taxes which are being contested in good faith and for which an adequate reserve has been provided in accordance with generally accepted accounting principles ("GAAP"). None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return and no claim has been made by any Taxing authority in a jurisdiction where any of Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                (b) Except as set forth in Section 3.9 of the Company Disclosure Schedule, there are no audits or disputes pending, or claims asserted, for Taxes (as defined below) upon Company (or any of its predecessors) or any of its Subsidiaries (or any of their respective predecessors). No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Taxing authority with respect to Company or any of its Subsidiaries that have a continuing material impact on any Taxes. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since December 31, 1994. Except as set forth in Section 3.9 of the Company Disclosure Schedule, none of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Section 3.9 of the Company Disclosure Schedule sets forth the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Subsidiary.

                (c) All Taxes required to have been withheld have properly and accurately been withheld by Company and its Subsidiaries from their employees' compensation in compliance with the tax withholding provisions of applicable federal, state and local laws and have been paid over to the appropriate taxing authorities when due, except where the failure to do so would not have a Company Material Adverse Effect.

                (d) There are no Tax liens upon any property or assets of Company or any of its Subsidiaries except liens for Taxes not yet due and payable.

                (e) None of Company and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of Company and its Subsidiaries has been required to include any amount in income from any adjustment pursuant to section 481 of the Code (or any similar provision of state, local or foreign tax law) by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and to the knowledge of the Company, the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method.

                (f) Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing consolidated federal income tax return (other than a group the common parent of which was or is the Company), (ii) is a party to a Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common parent of which is Company), or (iii) has any liability for the Taxes of any person (other than any of Company or its Subsidiaries) including, but not limited to, (x) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), (y) as a transferee or successor or (z) by contract.

                For purposes of this Agreement, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

        3.10 ERISA and Employee Matters. An "Employee Plan" is: (i)(A) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")), whether or not such plan is, or is intended to be, qualified under Section 401(a) of the Code and whether or not such plan is subject to Title I of ERISA, (B) each employment, collective bargaining, severance, compensation upon reduction in hours, change in control, change in employment category, or similar event, or similar contract or arrangement (whether or not written), and (C) each plan, policy, fund, program, contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock or equity options, other stock or equity related rights, other forms of incentive or deferred compensation, paid time off (including, but not limited to, holiday pay, sick leave, vacation, leave of absence, or disability), other fringe benefits (including, but not limited to, company cars, relocation assistance, free or reduced cost products or services, service awards, tuition payments, or reimbursement for scholarships), insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, life or accidental death or dismemberment benefits, workers' compensation, supplemental unemployment benefits, severance benefits, or post-employment or retirement benefits that (ii)(A) is, or has been at any time within the last five (5) years, maintained, administered or contributed to by Company, any of its Subsidiaries, or any entity which, together with Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code (each such entity, an "ERISA Affiliate") and (B) covers or covered any current or former employee, consultant, independent contractor or director of or with respect to Company or any of its Subsidiaries (each, an "Employee Plan").

                (b) Company has supplied to Parent a true and correct copy of: all of the Employee Plans, and any amendments thereto (or if no written plan document exists, a written description thereof); (2) the summary plan description and any material employee communication which describes the terms or operation of the Employee Plans; (3) all trust agreements, insurance contracts or other funding arrangements related to the Employee Plans; (4) the most recent annual report (Form 5500)(including the accountant's report) for the Employee Plans; (5) the most recent actuarial valuation; and (6) any collective bargaining agreement or other contract requiring or providing for contributions to an Employee Plan.

                (c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, none of Company, any of its Subsidiaries or any ERISA Affiliate has at any time during the last six years (i) maintained or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code,
(ii) been required to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code.

                (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified in form and operation during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. Company has made available to Parent a true and correct copy of the most recent determination letter issued by the Internal Revenue Service relating to each such Employee Plan and any subsequent determination letters issued with respect to Employee Plan amendments. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code and has been maintained in good standing with applicable regulatory authorities, and is not "top-heavy."

                (e) There has been no amendment to, written interpretation of or announcement (whether or not written) by Company or any of its Subsidiaries or ERISA Affiliates relating to, or any change in employee participation or coverage under, any Employee Plan that would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. There have been no material changes in the financial condition of the Employee Plans from that stated in the annual report (as described in Section 103 of ERISA) most recently filed, as applicable, for each Employee Plan.

                (f) With respect to any Employee Plan that is unfunded, Company has adequately provided for, and its financial statements accurately reflect (in accordance with GAAP), the amount of all accrued benefits and obligations under such Employee Plan.

                (g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 162 or 280G of the Code.

                (h)     Except as provided in this Agreement or as set forth in
Section 3.10(h) of the Company Disclosure Schedule, (i) no employee or former employee of Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement thereof (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement, and (ii) any Company Stock Plan may be terminated by the Company in accordance with this Agreement without the consent of such Plan's participants except for such consents required by Regulatory Agencies.

                (i) Except as set forth in Section 3.10(i) of the Company Disclosure Schedule, no Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

                (j) Except as would not have a Company Material Adverse Effect, there are no actions, lawsuits, arbitrations, audits, inquires, investigations, proceedings or claims (other than routine claims for benefits made in the ordinary course and qualified domestic relations or medical child support orders) pending or, to the knowledge of the Company, threatened with respect to any Employee Plan or the operation thereof (whether brought or threatened to be brought by or against a participant or beneficiary, a trustee, a plan administrator, Company or any director, officer or employee thereof and including matters pending before or threatened by the Internal Revenue Service, United States Department of Labor, or other governmental agency), and Company does not have knowledge of any facts which could give rise to any such action, lawsuit, arbitration, audit, inquiry, investigation, proceeding or claim.

                (k) Labor and Employment Matters. (i) None of Company or any of its Subsidiaries is the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case;
(ii) no strike or other labor dispute involving the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any employees of the Company or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity; (iii) except where such noncompliance would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries is and has been, to the knowledge of the Company, in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting minimum wage and overtime payments, employment discrimination, civil rights, workers' compensation, family and medical leave, administration of leave, rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, the Immigration Reform and Control Act, occupational safety and health requirements, collective bargaining, the Worker Adjustment and Retraining Notification Act and the payment of social security and similar taxes; and (iv) no person has, to the knowledge of the Company, asserted or threatened to assert that the Company or any of its Subsidiaries is liable for any arrears in wages or taxes or damages, penalties, or other relief, equitable or otherwise, for failure to comply with any of the foregoing, except where such claims would not have a Company Material Adverse Effect.

        3.11 SEC Reports. Company has made available to Parent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule, form and definitive proxy statement filed since November 1, 1996 by Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company Reports"), and (b) communication mailed by Company to its stockholders since November 1, 1996. As of their respective dates of filing or mailing, as the case may be, each Company Report and each such communication complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report or communication, and as of such dates no such Company Report or communication (including any and all financial statements included therein) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Since November 1, 1996, Company and each of its Subsidiaries has filed all reports and other documents required to be filed by them under the Securities Act and the Exchange Act on a timely basis.

        3.12 Financial Statements. Each of the consolidated financial statements (including the notes thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The books and records of Company and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other applicable legal and accounting requirements.

        3.13 Licenses; Compliance with Applicable Law. (a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, Company and its Subsidiaries (i) hold, and have been and are in compliance with, all permits, licenses, exemptions, orders and approvals ("Permits") of all Governmental Entities necessary for the operation of their respective businesses, and (ii) the transfer of such permits upon the Effective Time shall not limit, restrict or cause the termination such Permits at the Effective Time, except with respect to both (i) and (ii) above as would not have a Company Material Adverse Effect, and there are no proceedings pending or, to the knowledge of Company, threatened or contemplated by any Governmental Entity seeking to terminate, revoke or limit any such permit, license, exemption, order or approval, nor, to the knowledge of Company, do adequate grounds exist for any such action by any Governmental Entity.

                (b) To the knowledge of the Company, none of Company, any of its Subsidiaries or the conduct of any of their respective businesses is in default or violation of, any statutes, laws, regulations, ordinances, permits, rules, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to Company or any of its Subsidiaries or by which its or any of their respective properties are bound or affected.

        3.14 Certain Contracts. Except as set forth in Section 3.14 of the Company Disclosure Schedule or as expressly permitted by Section 5.2, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors, executive officers or key employees, or with any consultants involving the payment of $150,000 or more per annum, (ii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed as an exhibit to or incorporated by reference in the Company Reports, (iii) which limits in any way the ability of Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of any business or requires Company or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) any of the benefits of which will be materially increased, or the vesting of the benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this (other than those agreements and arrangements disclosed in Section 3.11 of the Company Disclosure Schedule), or (vi) which would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement. Company has previously made available to Parent complete and accurate copies of all Company Contracts (as defined below). Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule, is referred to herein as a "Company Contract," and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default of the above by any of the other parties thereto. All contracts, agreements, arrangements or understandings of any kind between any Affiliate of Company (other than any wholly owned Subsidiary of Company), on the one hand, and Company or any Subsidiary of Company, on the other hand, are on terms no less favorable to Company or to such Subsidiary of Company than would be obtained with an unaffiliated third party on an arm's length basis.

        3.15    [RESERVED].

        3.16 Investment Securities. Each of Company and its Subsidiaries has good and marketable title to all securities held by it, free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries. Such securities are valued on the books of Company in accordance with GAAP.

        3.17    [RESERVED]

        3.18 Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the three-month period ended September 30, 1999, as filed with the SEC, (ii) liabilities disclosed in Section
3.18 of the Company Disclosure Schedule, (iii) liabilities incurred since September 30, 1999 in the ordinary course of business consistent with past practice, and (iv) liabilities or obligations that would not have, individually or in the aggregate, a Company Material Adverse Effect, at September 30, 1999, neither Company nor any of its Subsidiaries had, and since such date none of them has incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that would be required to be reflected in Company's financial statements in accordance with GAAP.

        3.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or, to the Company's knowledge, threatened against Company or any of its Subsidiaries which could result in a Company Material Adverse Effect. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation.

        3.20 Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such documents are filed with the SEC or distributed to Company's stockholders, or at the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Schedule

14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. No representation is made by Company with respect to statements made or incorporated by reference in the Offer Documents or the Schedule 14D-9, based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference in such documents. Company shall promptly inform Parent of the discovery of any information which should be set forth in a corrected Schedule 14D-9 or a supplement to the Offer Documents.

        3.21 State Takeover Laws; Rights Agreement. (a) The Board of Directors of Company, at a meeting duly called and held, at which a quorum was present, has unanimously (the "Company Board Recommendation") (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to and in the best interests of the holders of shares of Company Common Stock, (ii) duly approved and adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the Offer, in each case prior to the execution of such agreement (such approvals being sufficient to render the restrictions of Section 203 of the DGCL inapplicable to this Agreement, the Offer and the Merger and the transactions contemplated hereby and thereby) and (iii) resolved to recommend that the holders of shares of Company Common Stock accept the Offer, tender their shares of Company Common Stock pursuant thereto and vote to approve and adopt this Agreement (to the extent required by applicable law) provided that, subject to Section 6.8 hereof, the Board of Directors of the Company may withdraw, modify or amend such recommendation consistent with Section 6.8(g) hereof.

                (b) The Board of Directors of Company, at a meeting duly called and held in connection with its authorization and approval noted above has taken all action necessary to render the rights issued pursuant to the Rights Agreement inapplicable to this Agreement, the Offer, the Merger and the transactions contemplated thereby.

        3.22 Insurance. Company and its Subsidiaries maintain insurance policies and performance bonds on their respective properties and assets, and with respect to their employees and operations, with reputable insurance carriers, and such insurance policies provide coverage for risks incident to the business of Company and its Subsidiaries and their respective properties and assets and are in character and amount which the Company reasonably considers to be reasonable and customary for persons engaged in similar businesses as the Company. Company and its Subsidiaries are not in default under any of their insurance policies and have paid all premiums owed thereunder since January 1, 1999, and no claims for coverage thereunder have been denied, except where being in default or failing to pay such premiums would not have a material adverse effect on the coverage provided by such policies and the Company.

        3.23 Year 2000 Compliance. The occurrence of the year 2000 will not affect the Company's computer hardware, software, databases, systems and other computer equipment (collectively, "Computer Equipment") in a manner that would have a Company Material Adverse Effect and no material expenditures in excess of currently budgeted items will be required in order to cause such Computer Equipment to operate properly following the change of the year 1999 to 2000. The Company's Year 2000 Readiness Disclosure Statement provided to Parent and the Company's customers contains an accurate assessment of the Company's Year 2000 compliance program.

        3.24 Intellectual Property. The Company has provided to Parent true and complete copies of all United States and foreign (a) patents and patent applications; (b) trademark registrations (including Internet domain registrations) and applications and material unregistered trademarks; (c) copyright registrations and applications.

   (b) The Company has provided Parent access to its records and files containing all written license agreements which involve aggregate payments or receipts in excess of $100,000 granting any right to use or practice any rights under any Intellectual Property (as defined below), whether the Company or any of its Subsidiaries is the licensee or licensor thereunder, and any assignments, consents, forbearances to sue, judgments, orders, settlements or similar obligations relating to any Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound (other than off-the-shelf or other mass-market software applications programs) (collectively, the "License Agreements"). Except as would not have a Company Material Adverse Effect, the License Agreements are valid and binding obligations of Company or its Subsidiaries, enforceable in accordance with their terms, and, to the Company's knowledge, there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or its Subsidiaries under any such License Agreement. "Intellectual Property" shall mean " trademarks, service marks, trade names, URLs and Internet domain names and applications therefor (and all interest therein), designs, slogans and general intangibles of like nature, patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); computer programs and other computer software; databases; technology, trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes and methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing (collectively, "Trade Secrets"), used in or necessary for the conduct of Company's and each of its Subsidiaries' business as currently conducted or contemplated to be conducted.

   (c) No material royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements.

   (d) Except as has not had, nor is reasonably likely to have, a Company Material Adverse Effect, and except as set forth in Section 3.24(d) of the Company Disclosure Schedule:

        (i) the Company or its Subsidiaries exclusively own, free and clear of all Liens, all owned Intellectual Property, and have a valid, enforceable right to use all of the Intellectual Property licensed by the Company from third parties;

        (ii) the Company has taken reasonable steps to protect the owned Intellectual Property;

        (iii) to the knowledge of the Company, the conduct of the Company's and its Subsidiaries' businesses as currently conducted does not infringe upon any Intellectual Property rights of or controlled by any third party;

        (iv) there is no litigation pending, or to the Company's knowledge, threatened (A) alleging that the Company's activities or the conduct of its businesses or that of any of its Subsidiaries infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property;

        (v) to the knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company or any of its Subsidiaries and no such claims have been brought against any third party by the Company or any of its Subsidiaries; and

        (vi) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's or any of its Subsidiaries' right to own or use any of the

                Intellectual Property listed on Sections 3.24(a) and (b) of the Company Disclosure Schedule, nor will they require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

   (e) Section 3.24(e)(i) of the Company Disclosure Schedule lists all material Software contained in products, sold, licensed, leased or otherwise distributed to third parties by the Company or any of its Subsidiaries (other than off-the-shelf or mass-market software applications programs). Section 3.24(e)(ii) of the Company Disclosure Schedule lists all Software material to the business of Company (other than off-the-shelf or other mass-market software applications programs) that is owned, licensed to or by the Company or any of its Subsidiaries, leased to or by the Company or any of its Subsidiaries, or otherwise used by the Company or any of its Subsidiaries, and not included under
Section 3.24(d)(i) of the Company Disclosure Schedule. The Software set forth in Sections 3.24(e)(i) and (ii) of the Company Disclosure Schedule which the Company or any of its Subsidiaries purports to own and that is or could reasonably be expected to be material to the conduct of the business of the Company, was either developed (i) by employees of Company or any of its Subsidiaries within the scope of their employment; (ii) by independent contractors who have assigned their rights to Company or any of its Subsidiaries pursuant to enforceable written agreements or by operation of law; or (iii) has otherwise been rightfully assigned to the Company or one of its Subsidiaries. For purposes of Section 3.24(e) and (h), "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

   (f) All of the Company's registered trademarks and material unregistered trademarks have been in continuous use by the Company or its Subsidiaries except where failure to be in such continuous use would not have a Company Material Adverse Effect. To the knowledge of the Company, there has been no prior use of such trademarks by any third party which would confer upon said third party superior rights in such trademarks; and the registered trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.

   (g) The Company has taken reasonable steps in accordance with normal industry practice to protect the Company's rights in Trade Secrets of the Company. Without limiting the foregoing, the Company (A) has a policy of requiring employees, consultants and contractors with access to such Trade Secrets to execute proprietary information, confidentiality and assignment agreements substantially consistent with the Company's standard forms thereof (complete and current copies of which have been delivered to the Parent), (B) has requested that all existing employees sign such agreements and (C) has required all employees hired since November 30, 1998 to sign such an agreement. To the knowledge of the Company, except as subject to confidentiality agreements or confidentiality provisions in other agreements, there has been no material disclosure of any Company or Subsidiary confidential information or Trade Secrets. Section 3.24(g) of the Company Disclosure Schedule, sets forth a list of all current employees and employees who have been employed by the Company subsequent to January 1, 1998, consultants and contractors with access to Trade Secrets who have not executed proprietary information, confidentiality and assignment agreements.

   (h) Except as would not have a Company Material Adverse Effect, all Software owned by the Company or any of its Subsidiaries operates and runs in a manner adequate to operate the business of the Company as presently conducted, and, to the knowledge of the Company conforms to the specifications thereof. The Company has or at the Effective Time will have all material documentation relating to use, maintenance and operation of the material Software used in the conduct of business of the Company to the extent such documentation exists.

        3.25 Opinion of the Company's Financial Advisor. The Board of Directors of the Company has received a written opinion from Updata Capital, Inc. (addressed to such Board) to the effect that, as of the date of such opinion, the consideration to be received in the Offer and the Merger by the holders of Company Common Stock is fair to such holders (other than Parent and Sub) from a financial point of view.

        3.26    Disclosure. Disclosure in any of the documents set forth on
Section 3.26 of the Company Disclosure Schedule that would reasonably put Parent or Sub on notice of an item required to be listed under any heading in the Company Disclosure Schedule or an exception to any of the Company's representations and warranties will be deemed to have been disclosed under the appropriate heading of the Company Disclosure Schedule.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF PARENT AND SUB

        Parent and, with respect to Sections 4.1 and 4.2, Sub, hereby represent and warrant to Company that:

        4.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of Germany. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary except where failure to be so qualified or in good standing would not have a Parent Material Adverse Effect (as defined below). The term "Parent Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Parent and its Subsidiaries taken as a whole as of the date of this Agreement (other than any change, event, occurrence or effect relating to (x) the United States or global economy or securities markets in general, (y) the document and data storage management industry and not specifically relating to the Parent or (z) this Agreement or the transactions contemplated hereby or the announcement thereof) or on the ability of the Parent to perform its obligations under and to consummate the transactions contemplated by this Agreement on a timely basis. Parent owns all of the issued and outstanding capital stock of Sub and all such capital stock has been validly issued, is fully paid and nonassessable and is owned by Parent free and clear of all Liens.

        4.2 Authority; No Violation. (a) Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Sub and by Parent in its capacity as sole stockholder of Sub. No other corporate proceedings on the part of Parent or Sub and no other votes or consents of any holders of Parent securities are necessary on the part of Parent or Sub to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Parent and Sub, enforceable against each of them in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

                (b) None of the execution and delivery of this Agreement by Parent or Sub, or the consummation by Parent or Sub of the transactions contemplated hereby, or compliance by Parent or Sub with any of the terms or provisions hereof will (i) violate any provision of the Certificate of Incorporation or Bylaws of Parent or Sub, as applicable, or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, permit, concession, franchise, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except with respect to either (A) or (B), as would not have a Parent Material Adverse Effect.

        4.3 Consents and Approvals. Except for (i) the filing with the SEC of the Proxy Statement, as may be required under applicable law, (ii) the filing with the SEC of the Offer Documents and the Schedule 14D-9, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the expiration of any applicable waiting period under the HSR Act, (v) the Company Stockholder Approval, and (vi) the filing with the SEC of such reports under the Exchange Act as may be required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, no consents or approvals of or filings or registrations with any Governmental Entity, or of or with any third party, are necessary in connection with the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby. Parent has no reason to believe that the HSR Approval will not be obtained on a timely basis.

        4.4 Broker's Fees. Except for Broadview International, LLC, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. Parent is solely liable for the fees of Broadview International, LLC.

        4.5 Funds. Either Parent or Sub has, or will have prior to the consummation of the Offer, and will have at the Effective Time, sufficient funds available to satisfy the obligation to pay for shares of Company Common Stock in the Offer, to pay the Option Consideration and to pay Merger Consideration in the Merger.

        4.6 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such documents are filed with the SEC or distributed to Company's stockholders, or at the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by Company for inclusion or incorporation by reference in such documents. Parent shall promptly inform Company of the discovery by it or Sub of any information which should be set forth in a corrected Schedule 14D-9 or a supplement to the Offer Documents or any Proxy Statement.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1 Conduct of Company Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly required or permitted by this Agreement, Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice and in compliance with applicable laws, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay in any material respect the ability of either Parent or Company to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

        5.2 Forbearances of Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule and except as expressly required or permitted by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

                (a) (i) incur any indebtedness for borrowed money (other than (A) short-term indebtedness incurred (y) to refinance existing short-term indebtedness or (z) pursuant to lines of credit and credit facilities existing on the date of this Agreement, (B) indebtedness incurred in an aggregate amount not exceeding $100,000, and (C) indebtedness of Company or any of its Subsidiaries owed to Company or any of its other wholly owned Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan, advance or capital contribution (other than to Company or any of its wholly-owned Subsidiaries and other than in the ordinary course of Company's business consistent with past practice) or (ii) make or commit to make any capital expenditures in excess of $100,000 for any single capital expenditure;

                (b) (i) adjust, split, combine or reclassify any of its capital stock; (ii) make, declare, set aside or pay any dividend (except for dividends paid in the ordinary course of business by any wholly-owned Subsidiaries of Company to Company or to any other of its wholly-owned Subsidiaries) or make any other distribution on, or directly or indirectly (other than in connection with the surrender of Company Common Stock as full or partial payment of the exercise price or withholding tax in connection with the exercise of Company Options under the Company Stock Plans) redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (iii) grant any individual, corporation or other entity any right to acquire any shares of its capital stock or any stock appreciation or similar rights except as permitted by Section 5.2(i); (iv) issue or authorize the issuance of, deliver, sell, transfer, pledge or otherwise encumber any additional shares of capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than the issuance of Company Common Stock pursuant to the exercise of stock options disclosed in Section 3.2 of the Company Disclosure Schedule as being outstanding on the date of this Agreement and granted pursuant to the Company Stock Plans; or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

                (c) sell, transfer, mortgage, encumber or otherwise dispose of any significant portion of its properties or assets, including, without limitation, capital stock in any Subsidiaries of Company, to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice;

                (d) make any material investment, either by purchase of stock or other equity or debt securities, contributions to capital, property transfers, or purchase of any property or assets, of any other individual, corporation, limited partnership or other entity, other than an investment in a wholly owned Subsidiary of Company existing prior to the date hereof;

                (e) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

                (f) acquire or agree to acquire voting or non-voting equity securities or similar ownership interests in any person (other than a Subsidiary);

                (g) commence, undertake or engage in any new line of business;

                (h) enter into or terminate any significant lease, contract or agreement, or make any change in any of its existing significant leases, contracts or agreements, except in the ordinary course of business and consistent with the past practices of the Company;

                (i) (i) grant to any employees any restricted stock or options to purchase the Company's common stock, (ii) pay any bonus which is not consistent with past practices or consistent with the plans, arrangements or agreements in place prior to the date hereof or which, when aggregated with all of the bonuses for 1999, exceed $900,000, (other than the Company's 25% matching program for 401K contributions, payments pursuant to which shall not exceed $175,000), (iii) hire new executive officers or materially modify any compensation or severance package other than in the ordinary course of business and consistent with past practice, or (iv) enter into, establish, adopt or amend (except (A) as may be required by applicable law, (B) to satisfy contractual obligations existing as of the date of this Agreement or (C) as otherwise provided by this Agreement) any Employee Plan, as that term is defined in Section 3.10(a) of this Agreement, or any trust agreement (or similar arrangement) related thereto in respect of any director, officer, consultant, independent contractor, or employee of or with respect to Company or any of its Subsidiaries;

                (j) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of current liabilities or obligations, in accordance with their terms, in the ordinary course of business consistent with past practice, or waive, release, grant, or transfer any rights of material value or modify or change any existing license, lease, contract or other document in any manner that would be material to Company and its Subsidiaries;

                (k) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation where the amount paid by the Company (excluding amounts paid by insurance providers on behalf of the Company) does not exceed $50,000 for any single litigation matter or related group of litigation matters (such limit including the monetary value of any non-monetary obligations on the part of Company or any of its Subsidiaries other than, in the case of litigation not involving any Governmental Entity or other Regulatory Agency, immaterial non-monetary obligations);

                (l) change any accounting principle used by it, except for such changes as may be required to be implemented pursuant to generally accepted accounting principles or rules and regulations of the SEC as concurred in by Company's independent auditors;

                (m) change any material Tax election, change any annual Tax accounting period, change any method of Tax accounting in any material respect, file any material amended Tax return, enter into any closing agreement relating to any material Tax, settle any material Tax claim or assessment, surrender any right to claim a material Tax refund or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment except as advised by the Company's independent auditors;

                (n) adopt or implement any amendment to its charter or bylaws or enter into any plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of Company;

                (o)     [RESERVED].

                (p) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

                (q) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII or to the Offer set forth in Annex I not being satisfied or in a violation of any provision of this Agreement, except, in each case, as may be expressly permitted by this Agreement or as may be required by applicable law; or

                (r) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.2.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

        6.1     Company Stockholders Meeting; Preparation of Proxy Statement.

                (a) If Company Stockholder Approval is required under the DGCL to consummate the Merger, (i) Company shall cause a meeting of its stockholders (the "Company Stockholders Meeting") to be duly called and held as soon as reasonably practicable after the date on which shares of Company Common Stock are purchased by Sub pursuant to the Offer for the purpose of voting on the adoption of this Agreement, and (ii) Parent and Company shall prepare and file with the SEC the Proxy Statement. Each of Parent and Company shall use all reasonable efforts to resolve any comments of the SEC as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to its stockholders as promptly as practicable. The Board of Directors of Company shall (i) include in the Proxy Statement the Company Board Recommendation and (ii) use its reasonable best efforts to obtain the necessary vote in favor of the adoption of this Agreement by its stockholders. Subject to the fiduciary duties of the Board of Directors as advised by outside counsel, following the consummation of the Offer, the Board of Directors of Company shall not withdraw, amend, modify or materially qualify in a manner adverse to Parent the Company Board Recommendation (or announce publicly its intention to do so).

                (b) Parent agrees that it will vote, or cause to be voted, at the Company Stockholders Meeting, all shares of Company Common Stock then owned by it or Sub in favor of the adoption of this Agreement.

                (c) Notwithstanding this Section 6.1, in the event that Parent, Sub or any other Subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of Company, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of Company, in accordance with Section 253 of the DGCL, in each case subject to applicable laws relating to exchange of information.

        6.2 Reasonable Best Efforts. (a) Each of Parent and Company shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or any of its Subsidiaries or Affiliates with respect to the Offer and the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement.

                (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to as promptly as practicable prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and any other third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Offer and the Merger) or to prevent the termination of Company's and its Subsidiaries' contracts as a result thereof, to comply fully with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seek material damages. Parent and Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any Governmental Entity or any other third party in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities and other third parties necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.

                (c) Parent and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offer Documents, the Schedule 14D-9 or the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

        6.3 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Company shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Company shall, and shall cause its Subsidiaries to, provide to Parent and such representatives (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or other federal or state laws (other than reports or documents which Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, in all cases so that Parent or its representatives, as the case may be, may have reasonable opportunity to make such investigations as it desires of the affairs and assets of Company. Neither Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) violate or prejudice the rights of its customers, (ii) interfere unreasonably with the conduct of the business of the Company and its Subsidiaries, (iii) jeopardize the attorney-client privilege to the extent applicable to the Company's or any of its Subsidiary's materials, or (iv) contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                (b) Parent shall hold all information furnished by or on behalf of Company or any of Company's Subsidiaries or representatives in confidence, to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated October 15, 1999 between Parent and Company (the "Confidentiality Agreement").

                (c) No investigation by Parent or its representatives shall affect the representations and warranties of Company set forth herein.

        6.4 Indemnification; Directors' and Officers' Insurance. (a) For a period of six (6) years after the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain, to the extent permitted by law, provisions with respect to indemnification that are no less favorable to the Indemnified Party (as defined below) then set forth in the Certificate of Incorporation and Bylaws of Company on the date hereof.

                (b) Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of Company or any of Company's Subsidiaries in their capacities as such (each an "Indemnified Party") after the Effective Time against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the fullest extent now provided in their respective Certificates of Incorporation or Bylaws, and as permitted by applicable law.

                (c) Parent shall cause the persons serving as officers and directors of Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend more than 150% of the current amount expended by Company (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided, that if Parent is unable to maintain or obtain the insurance called for by this
Section 6.4(c),

Parent shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount.

                (d) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

                (e) The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        6.5 Employee Benefits. (a)The Company Stock Plans and the 1993 Employee Stock Purchase Plan of the Company (the "Stock Purchase Plan"), and any other stock or option based compensation plans of the Company, shall be terminated prior to the Closing Date and any shares of Company Common Stock purchased thereunder prior to the Closing Date which continue to be held by participants under such plans at the Effective Time shall be cancelled in accordance with the procedures set forth in Section 1.8(b) of this Agreement. As provided in the Stock Purchase Plan, each option outstanding thereunder at the Effective Time shall be exercisable at the Exercise Date (as defined in the Stock Purchase Plan) for $6.25 in cash. After the Effective Time, Parent will take, or will cause the Company to take, all action necessary to carry out the provisions of Section 16 and 19 of the Stock Purchase Plan. The Company shall use its reasonable best efforts prior to the Effective Time to obtain the consent of the holders of all Company Options outstanding under the ITC Plan to the conversion of such options into the right to receive the Option Consideration in exchange therefor at the Effective Time. Section 3.2 of the Company Disclosure Schedule includes a complete and accurate list of such holders.

                (b) At the Effective Time, the Parent will cause the Surviving Corporation to adopt the stock option plan in substantially the form attached hereto as Annex IV and reserve for issuance shares equal to 17% of the issued and outstanding shares of Common Stock of the Surviving Corporation at the Effective Time, and such plan shall have been approved by Parent as the sole stockholder of the Surviving Corporation.

        6.6 Advice of Changes. Parent and Company shall promptly advise the other party of any change or event having or reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations or warranties or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

        6.7 Exclusive Negotiations. Parent and Sub undertake and agree that they will not, and will not permit any of their officers, directors, employees, financial or legal advisors, agents or other representatives or those of any of its Affiliates to, after the date of this Agreement, and until the Effective Time or such earlier time as this Agreement is terminated pursuant to Article VIII, directly or indirectly, offer to purchase, solicit proposals to sell, furnish information or engage in any discussions or negotiations relating to the acquisition of all or any part of, or any interest in, or any of the assets of Davox Corporation, E-share Technologies, Inc., E-share.com, Inc., Melita International Corporation (or affiliates thereof) regardless of the form of the proposed transaction.

        6.8 No Solicitation. (a) From the date of this Agreement until the earlier of (x) the Effective Time, or (y) the termination of this Agreement pursuant to Article VIII hereof, the Company shall not, shall not permit any of its Subsidiaries to, and shall not authorize or permit any of its or their respective officers, directors, employees, representatives, agents or Affiliates, directly or indirectly, to:

   (i) solicit, initiate or knowingly encourage or take any action to facilitate or encourage any inquiries or the making of any proposal that constitutes, an Acquisition Proposal (as defined below); or

   (ii) participate or engage in discussions or negotiations with, or provide any information to any individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other entity or group, as defined in Section 13(d)(3) of the Exchange Act (each a, "Person") concerning an Acquisition Proposal or which might reasonably be expected to result in an Acquisition Proposal.

                (b) Acquisition Proposal. For purposes of this Agreement, the term "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Parent, Sub or any of their Affiliates, including, but not limited to any subsidiary created in order to consummate the Merger) made or submitted prior to the termination of this Agreement, relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving the Company or any Subsidiary or the issuance or acquisition of shares of capital stock or other equity securities of the Company or any Subsidiary representing 40% or more (by voting power) of the outstanding capital stock of the Company or such Subsidiary (except for the issuance of shares of Common Stock pursuant to employee stock options granted under any Company Stock Plan and outstanding on the date of this Agreement) or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any Subsidiary representing 40% or more (by voting power) of the outstanding capital stock of the Company or such Subsidiary, or the acquisition, license, assignment, purchase or other disposition of a substantial portion of the technology, business or assets of the Company or any Subsidiary outside the ordinary course of business or inconsistent with past practice, or any other transaction of similar significance, the consummation of which would reasonably be expected to impede materially, to interfere with, to prevent or to delay materially the consummation of the Offer, the Merger and such other transactions contemplated between the parties or which would reasonably be expected to dilute materially the benefits to Parent or Sub of the transactions contemplated hereby.

                (c) Termination of Negotiation with Persons. The Company shall immediately cease and cause to be terminated and shall cause its Affiliates and Subsidiaries and its or their respective officers, directors, employees, representatives or agents, to terminate all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal.

                (d) Unsolicited Acquisition Proposals. Notwithstanding the foregoing, the Company may participate in discussions or negotiations with, or furnish information with respect to the Company pursuant to a confidentiality agreement substantially similar to the Confidentiality Agreement in effect between the Company and Parent, to any Person if and only if such Person has submitted an unsolicited written Acquisition Proposal to the Board of Directors of the Company and such Board of Directors:

   (i) believes in good faith based on such matters as it deems relevant, including the advice of Company's financial advisor, that such Acquisition Proposal is a Superior Proposal (as defined below);

   (ii) receives the advice of Hunton & Williams or other outside counsel to the Company that is reasonably competent to render such advice, to the effect that taking such action is required to satisfy the fiduciary duties of such Board of Directors under DGCL; and

   (iii) determines in good faith that taking such action is required to satisfy the fiduciary duties of the Company's Board of Directors under applicable Delaware Law.

                (e) Superior Proposal. For purposes of this Agreement, the term "Superior Proposal" means any bona fide Acquisition Proposal to effect a tender offer, merger, consolidation or sale of all or substantially all of the assets or capital stock of the Company, which is on terms which the Board of Directors of the Company determines by a majority vote of its directors in its good faith judgment (based upon the advice of Updata Capital, Inc. or other a financial advisor reasonably competent to render such advice that the value of the consideration provided in such Acquisition Proposal exceeds the value of the consideration provided hereunder, after taking into account all relevant factors, including, the form of consideration, any conditions to such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the person making the Acquisition Proposal to finance the transaction contemplated thereby and any required governmental or other consents, filings and approvals) to be more favorable to the Company's stockholders than the transactions contemplated by this Agreement, or any revised offer submitted by Parent that is itself a Superior Proposal, and for which financing, to the extent required, is then fully committed to the Person making such Acquisition Proposal.

                (f) Notice to Parent in connection with Acquisition Proposal. Company shall immediately advise Parent orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same. The Company shall inform Parent on a prompt and current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party and as promptly as practicable of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal.

                (g) Board Recommendation. The Board of Directors of the Company shall be permitted to withdraw, or modify in any manner, whether or not adverse to Parent, the Company Board Recommendation, but only if (i) the Company has complied with the terms of this Section 6.8, including, without limitation, the requirement that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) a Superior Proposal has been offered and not withdrawn at the time the Company's Board of Directors determines to take any such action, (iii) the Company's Board of Directors determines in good faith by a majority vote, on the basis of the advice of its outside legal counsel, that its fiduciary duties under applicable law so require that it must take such action and (iv) the Company shall have delivered to Parent four business days' prior written notice advising Parent that it intends to take such action.

        6.9 Publicity. Company, on the one hand, and Parent and Sub, on the other hand, will consult with each other before holding any press conferences, analyst calls or other meetings or discussions and before issuing any press releases or other public announcements or statements regarding the transactions contemplated hereby and by the Support Agreement. The parties will provide each other the reasonable opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement and the Support Agreement, including the Offer and the Merger, and shall not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with Nasdaq, any U.S. national securities exchange or the German Neuer Market Exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof. In addition, Company shall, and shall cause its Subsidiaries to consult with Parent regarding written communications with customers, stockholders and employees relating to the transactions contemplated hereby.

        6.10 State Takeover Statutes. Each party will take all steps necessary to exempt (or continue the exemption of) the Offer, the Merger and the other transactions contemplated hereby and by the Support Agreement from any applicable state takeover law (including Section 203 of the DGCL), as now or hereafter in effect.

        6.11 Payment of Bonuses. Company has delivered to Parent a copy of all Company's bonus plans or programs in effect prior to the date of this Agreement. Subject to Section 5.2(i) hereof, Parent and Sub agree to cause the Company to comply with all terms and conditions of the Company's bonus plans or programs in effect prior to the date of this Agreement and to make all payments pursuant to such plans or programs for periods prior to the Effective Time.

        6.12 HSR Act Filings. (a) Each of Parent and the Company shall, if applicable, (i) promptly make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or such transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws (defined below) with respect to any such filing or any such transaction. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction.

        (b) Each of Parent and the Company shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, and, if by mutual agreement, Parent and the Company decide that litigation is in their best interests, each of Parent and the Company shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of any such transaction. Each of Parent and the Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

        7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                (a) Consummation of the Offer. Sub shall have purchased all shares of Company Common Stock duly tendered pursuant to the Offer.

                (b) Company Stockholder Approval. If required under the DGCL, the Company Stockholder Approval shall have been obtained.

                (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

                (d) HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.


                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

        8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Company of the matters presented in connection with the Merger:

                (a)    by mutual consent of Parent and Company;

                (b) by either Parent or the Board of Directors of Company if any Governmental Entity which must grant the HSR Approval has denied approval of the Offer or the Merger and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply with Section 6.2 or any other provision of this Agreement has been a primary cause of such action;

                (c) (i) by the Board of Directors of Company, if, prior to the purchase of any shares of Company Common Stock by Sub pursuant to the Offer, Parent breaches any of its representations, covenants or agreements contained in this Agreement (A) such that any of the conditions set forth in Annex I would not be satisfied, and (B) such breach either cannot be cured or is not cured prior to the earlier of (x) ten (10) days after Company has furnished Parent with written notice of such breach and (y) two (2) business days prior to the date on which the Offer is then scheduled to expire; or (ii) by Parent, if, prior to the purchase of any shares of Company Common Stock by Sub pursuant to the Offer, Company breaches any of its representations, covenants or agreements contained in this Agreement (A) such that any of the conditions set forth in Annex I would not be satisfied, and (B) such breach either cannot be cured or is not cured prior to the earlier of (x) ten (10) days after Parent has furnished Company with written notice of such breach and
    (y) two (2) business days prior to the date on which the Offer is then scheduled to expire;

                (d) by Parent, if, prior to the purchase of any shares of Company Common Stock by Sub pursuant to the Offer, Company or its Board of Directors shall have (i) withdrawn, modified, amended or materially qualified in any respect adverse to Parent the Company Board Recommendation,
    (ii) failed to mail the Schedule 14D-9 as required by Section 1.2(b) to its stockholders, or failed to include in the Schedule 14D-9 the Company Board Recommendation, (iii) entered into a definitive or binding agreement with respect to a Superior Proposal, (iv) in response to the commencement of any tender offer or exchange offer for 40% or more of the outstanding shares of Company Common Stock, or the public announcement or disclosure of any other Acquisition Proposal (as defined in Section 6.8 hereof), or the commencement of negotiations or discussions with any third party regarding an Acquisition Proposal in accordance with the terms of Section 6.8, failed, fully and unconditionally, to recommend publicly rejection of such tender or exchange offer or reject such other Acquisition Proposal (and publicly announce such rejection, in the case of Acquisition Proposals which have been publicly disclosed or become publicly known) within five business days of such commencement, announcement or disclosure, or (v) resolved to do any of the foregoing; or

                (e)    by either Parent or the Board of Directors of Company if
    (i) the Offer expires or terminates in accordance with the terms hereof without the purchase of any shares of Company Common Stock thereunder or
    (ii) Sub shall not have purchased Shares under the Offer prior to February 28, 2000; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party to the extent that such party's failure to comply with Section 6.2 or any other provision of this Agreement has resulted in the failure of any of the conditions set forth on Annex I hereto.

                (f) by the Company, if (i) prior to the acceptance for payment of any shares of Company Common Stock pursuant to the Offer, (ii) the Company is in compliance with Section 6.8, (iii) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation, (iv) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (v) Parent does not make, within four business days of receipt of the Company's written notification of its intention to enter into a definitive agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (vi) the Company agrees to pay the fees required to be paid pursuant to Section 8.2(b) hereof. The Company agrees
    (x) that it will not enter into a binding agreement referred to in clause
    (iv) above until at least the fifth business day after it has provided the notice to Parent required hereby and (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification.

        8.2 Effect of Termination. (a) In the event of termination of this Agreement by either Parent or Company as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, and none of Parent, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.3(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement, and (iii) Company shall pay to Parent the Termination Fee (as defined below), if applicable, in accordance with this Section 8.2.

        (b) In the event that this Agreement is terminated (other than pursuant to Section 8.1(a), 8.1(b), or 8.1(c)(i), subsequent to the receipt of a Superior Proposal, and Company within nine (9) months of the date hereof enters a definitive agreement with respect to, or consummates, such Superior Proposal, Company shall pay to Parent by wire transfer of immediately available funds to an account designated by Parent within five days subsequent to the execution of a definitive agreement with respect to such Superior Proposal an amount equal to $3 million (the "Termination Fee").

        (c) If Company wrongfully fails to pay Parent any amounts due to Parent under this Section 8.2 within the time periods specified herein, Company shall pay all reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by Parent to collect such unpaid amounts, together with interest on such unpaid amounts at the publicly announced prime lending rate as published in the Wall Street Journal from the date such amounts were required to be paid until the date actually received by Parent.

        8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any amendment of this Agreement which changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Company Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

        9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Support Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

        9.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Offer Documents, the Schedule 14D-9 and the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Offer and the Merger, shall be borne equally by Parent and Company.

        9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (a)     if to Parent, to:

                             Gert J. Reinhardt
                             SER Systeme AG
                             Innovationspark Rahms
                             D-53577 Neustadt/Wied
                             Germany
                             Fax number: 011 49 2683 984299

                             Philip Storey
                             SER Systeme AG
                             9943 Lawyers Road
                             Vienna, VA 22181
                             Fax number: (703) 319-3665

                        with a copy to:

                             John L. Sullivan, III
                             Venable, Baetjer and Howard, LLP
                             2010 Corporate Ridge
                             Suite 400
                             McLean, VA 22102
                             Fax number: 703 821 8949

                (b)     if to Company, to:

                             James McGowan
                             EIS International, Inc.,
                             555 Herndon Parkway
                             Herndon, VA 20170
                             Fax number: 703 326 8320

                        with a copy to:

                             Randall S. Parks
                             Hunton & Williams
                             951 East Byrd Street
                             Richmond, VA 23219
                             Fax number: 804 788 8218

        9.4 Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Company, Parent or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation. The recitals set forth in this Agreement are incorporated into this Agreement by reference and made a part hereof.

        9.5 Counterparts. This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall constitute an original, and all of which counterparts, taken together, shall constitute one and the same instrument, with the same effect as if all signatures were on the same instrument.

        9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Support Agreement, the Confidentiality Agreement dated October 15, 1999, and Article 2 of the Non-Solicitation and Standstill Agreement dated November 17, 1999 between Parent and Company.

        9.7 Governing Law, Jurisdiction and Venue. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia. Each party to this Agreement: (a) agrees that any legal action or proceeding under this Agreement shall be brought in the United States District Court for the Eastern District of Virginia sitting in Alexandria, Virginia; or if such court does not have jurisdiction over a particular matter, in the appropriate state court of the Commonwealth of Virginia; (b) irrevocably submits to the jurisdiction of such courts; (c) agrees not to assert any claim or defense that it is not personally subject to the jurisdiction of such courts, that any such forums are not convenient or the venues thereof are improper, or that this Agreement or the subject matter hereof may not be enforced in such courts; and (d) agrees to accept service of process on it by certified or registered mail or by any other method authorized by law.

        9.8 Severability. If any term or provision of this Agreement, or the application thereof to any person(s) or in any circumstance(s) is found by a court of competent jurisdiction to be invalid, illegal or unenforceable, for any reason, in any jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby and thereby is not affected in any manner materially adverse to any party to this Agreement. Upon such a determination that any term(s) or other provision(s) is or are invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify such Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. In the event that such modification is not possible or is not achieved for any reason, then the term(s) or provision(s) found invalid, illegal or incapable of being enforced such term(s) or provision(s) shall be deemed to be deleted or excluded from the affected Agreement as if never included therein to the extent that such deemed deletion or exclusion does not affect the economic or legal substance of the transactions contemplated in a manner materially adverse to any party to this Agreement.

        9.9 Assignment; Third Party Beneficiaries. Subject to Section 1.13, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.5, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

        IN WITNESS WHEREOF, Parent, Sub and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                               SER SYSTEME AG


                               By:   /s/ GERT J. REINHARDT
                                     --------------------------
                                     Name:  Gert J. Reinhardt
                                     Title: Chief Executive Officer

                               SERSYS ACQUISITION CORPORATION


                               By:   /s/ DR. PHILIP A. STOREY
                                     --------------------------
                                     Name:  Dr. Philip A. Storey
                                     Title: President

                               EIS INTERNATIONAL, INC.


                               By:   /s/ JAMES E. McGOWAN
                                     --------------------------
                                     Name:  James E. McGowan
                                     Title: President and Chief Executive
                                            Officer

                                     ANNEX I

                             CONDITIONS OF THE OFFER

        The capitalized terms used in this Annex I have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

        Notwithstanding any other provisions of the Offer, and in addition to the conditions that at the expiration of the Offer (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock which, together with any other shares beneficially owned by Parent or its wholly-owned Subsidiaries, constitute more than 50% of the voting power (determined on a fully-diluted basis) on the date of purchase of all the securities of Company entitled to vote generally in the election of directors or in a merger (the "Minimum Condition"), (ii) the applicable waiting period under the HSR Act (the "HSR Approval") shall have expired or been terminated (the expiration of such waiting period being referred to as the "HSR Approval Condition"), and (iii) any other approvals or consents of third parties required to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger), shall have been obtained and shall remain in full force and effect, Sub shall not be required to accept for payment, or subject to applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), purchase or pay for any shares tendered pursuant to the Offer, may postpone the acceptance for payment of shares tendered, and subject to the terms and conditions of the Merger Agreement may terminate the Offer, if at any time on or after the date of the Merger Agreement and at or before the time of payment for any such shares any of the following conditions shall have occurred and shall have not been cured:

        (a) (x) the representations and warranties of Company set forth in the Merger Agreement, shall not have been true and correct in all respects as of the date of the Merger Agreement, or shall not be true and correct in all respects as of the expiration of the Offer as though made at and as of the expiration of the Offer (except to the extent that such representations and warranties speak as of another date which shall be required to be true and correct as of such date) except where the failure to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect (ignoring for purposes of this section all materiality or Material Adverse Effect qualifiers contained in such representations and warranties) or prevent the consummation of the Offer, or (y) Company shall have breached in any material respect any of its material covenants or obligations contained in the Merger Agreement;

        (b) there shall have been any action or proceeding taken or instituted and pending, or any statute, rule, regulation, judgment, order, injunction or decree promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger, or any other action taken, proposed or threatened, by any domestic or foreign federal or state governmental, regulatory or administrative agency or authority or court or legislative body or commission which has or would reasonably be expected to have the effect of (i) making the purchase of, or payment for, some or all of the shares of Company Common Stock by Parent or Sub or their Affiliates pursuant to the Offer or the Merger illegal, (ii) otherwise directly or indirectly preventing the making or consummation of the Offer, or the consummation of the Merger, (iii) prohibiting the ownership or operation by Parent or any of its Subsidiaries of all or any material portion of the business or assets of Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, (iv) imposing material limitations on the ability of Parent, Sub or any of Parent's Affiliates effectively to acquire or hold or to exercise full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote any such shares acquired or owned by Parent or Sub or any of their Affiliates on all matters properly presented to the stockholders of Company, including, without limitation, the adoption of the Merger Agreement or the right to vote any shares of capital stock of any Company Subsidiary, (v) requiring divestiture by Parent or

    Sub or any of their Affiliates of any shares of Company Common Stock or (vi) materially adversely affecting the business, financial condition, prospects or results of operations of the Company and its Subsidiaries taken as a whole; or

        (c)     there shall have occurred after the execution of this Agreement
    (i) any general suspension in, or limitation on, or material adverse decline in prices for securities on the New York Stock Exchange or Nasdaq, (ii) any material adverse change or any condition, event or development involving a prospective material adverse change in United States or German currency exchange rates or a suspension of, or limitation on the markets therefor, resulting in an increase of 20% or more in the cost to Parent of the Merger Consideration (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States that would prevent (or delay) the consummation of the Offer, or (v) in the case of any of the foregoing existing at the time of commencement of the Offer, material acceleration or worsening thereof;

        (d) there shall have occurred any change in the business, properties assets, liabilities, capitalization, stockholders equity, financial condition, operations, results of operations or prospects of Company or any of its Subsidiaries, that (i) was not disclosed in the Company Disclosure Schedule or in the Management's Discussion and Analysis of Financial Condition and Results of Operations, Company, Business or Financial Statements Sections of the Company Reports filed prior to the date hereof (other than information contained under any "Risk Factor," "Cautionary Statements" or "Factors Affecting Future Results" heading contained therein) and (ii) that would reasonably be expected to have a Company Material Adverse Effect or materially adversely affect (or delay) the consummation of the Offer;

        (e) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub the Company Board Recommendation, or approved or recommended any Acquisition Proposal or other acquisition of Company Common Stock other than the Offer and the Merger, (B) any such corporation, partnership, other entity or person shall have entered into a definitive agreement or any agreement in principle with the Company with respect to a tender offer or exchange offer for any Company Common Stock or a merger, consolidation or other business combination with or involving the Company or any of its Subsidiaries or (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing; or

        (f) the Company's Board of Directors shall have failed to take all action necessary to render the rights issued pursuant to the Rights Agreement inapplicable to this Agreement, the Offer, the Merger and the transactions contemplated thereby; or

        (g) this Agreement shall have been terminated by Company, Parent or Sub in accordance with its terms.

        The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and its Affiliates and may be asserted by Parent or its Affiliates regardless of the circumstances giving rise to such condition. The foregoing conditions (other than the Minimum Condition) may be waived by Parent in whole or in part at any time and from time to time in its sole discretion. The failure by Parent at any time to exercise any of its rights in connection with the foregoing conditions shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


                                       3